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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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Dolphin Limited Partnership I, L.P.
Ninety-Six Cummings Point Road
Stamford, CT 06902

May 18, 2006

Dear Fellow infoUSA Stockholder:

There is still time for you to participate in bringing long overdue positive change at infoUSA by voting the BLUE proxy card FOR our highly qualified, independent nominees and our by-law amendment at the May 26, 2006 Annual Meeting. These nominees are only serving to help you and have no ties to Dolphin, infoUSA or its management

The nominees are committed to bringing real value to all stockholders through real board and management accountability. But for that to happen, ALL stockholders must act now and vote for positive change at infoUSA by voting the BLUE proxy card today. It is up to you, the time is now.

In order to ensure that your shares are received in time to be voted, we have included for your convenience a postage paid overnight return envelope, with instructions to arrange for a free pick-up. You may also be able to vote by telephone or Internet -- just follow the instructions on the enclosed BLUE proxy card.

***IMPORTANT NEW DEVELOPMENT***

INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS THAT ITS
 CLIENTS VOTE FOR DOLPHIN’S INDEPENDENT NOMINEES AND THE BY-
LAW AMENDMENT

We are pleased to report that Institutional Shareholder Services (ISS), the world’s leading independent proxy voting and corporate governance advisory service, has recommended that its clients vote for our nominees and the by-law amendment. ISS’s voting recommendations are relied upon by institutional investors, mutual funds and other fiduciaries around the world.

ISS’s recommendation: “After reviewing the facts and circumstances …, we believe that IUSA shareholders would be best served by voting for the dissident slate. In our opinion, the IUSA board needs an injection of objectivity, accountability and fairness towards shareholders. The dissidents’ skill sets and track record indicate that they could help to effect such change.”

Here are some other things ISS had to say:

On “Managing” Mr. Vinod Gupta, infoUSA’s Chairman and CEO

“Representatives of the company claim that the current board can manage a ‘larger than life’ CEO. The evidence seems to cast some doubt on this assertion. IUSA trades at a discount to its peers, perhaps reflecting a ‘poor governance discount’, as reflected in the high director turnover, the large amount of related party transactions, and the poison pill exemption for Mr. Gupta.”

On the Termination of the Special Committee Seeking Value Enhancing Alternatives For You.

“A board that sets up a special committee to independently examine a takeover bid should not disband that committee solely because it comes to a conclusion that is unpalatable to those that are outside the committee; to hold otherwise would be to imply that a special committee exists solely to rubber-stamp a process.”

On the Composition of the Current Board

“At best, the nomination of insider-selected candidates is poor optics; at worst, it raises the specter of cronyism or an “old boys network” that may result in a board that may not oversee management with the detachment necessary to make objective decisions that are in the best interests of shareholders.”

On Mr Vinod Gupta’s Options on 6% of the Company and His Potential Creeping Takeover

“If the board continues to grant options to Mr. Gupta (the last grant was in March 2005), then the ability for Mr. Gupta to conduct a creeping takeover will only be exacerbated. As long as there is no cap on Mr. Gupta’s share ownership, he will be able to exercise ever-increasing levels of control over the company without paying a control premium to shareholders. Once Mr. Gupta crosses the 50% threshold, he will be able to exercise absolute control over IUSA.”

On Why Your infoUSA Shares Trade at a Discount

“Of course, it is difficult to identify with certainty the reasons for a trading multiple discount, but one possible explanation is the dissident’s contention that there is a “Gupta discount” holding down the IUSA share price. Although the company share price has tracked its peers, shareholders could reasonably argue that IUSA shares should have outperformed its peers but for the discount effect.”

We are gratified by the strong support of ISS, a world recognized provider of sound, independent voting advice. We urge all shareholders to follow their recommendations and vote the BLUE proxy today to provide the Board with “an injection of objectivity, accountability and fairness towards shareholders.”

RATHER THAN ADDRESS THE REAL PROBLEMS AT infoUSA, THE FULL
 BOARD AND MR. VINOD GUPTA ONLY CONTINUE THEIR EFFORTS TO
 MISLEAD YOU

DON’T BUY IT!

In yet another example of their efforts to mislead you, the full Board and Mr. Vinod Gupta recently sent stockholders a letter professing a newly discovered “commitment to good corporate governance.”

We say to Mr. Vinod Gupta and the full Board: Show Us!

Demonstrate your newly discovered “commitment to good corporate governance” by:

•	Reconstituting the Special Committee to complete its review
•	Eliminating Mr. Vinod Gupta’s exclusive exemption from the Poison Pill
•	Eliminating all related party and/or direct payments for the 80 foot yacht, jet planes, residences, luxury cars, etc.
•	Holding top management accountable for continued poor operating performance and missed targets
•	Eliminating further option grants to Mr. Vinod Gupta that expand his control
•	Eliminating the repricing provisions in the stock option plan
•	Replacing directors that have conflicts and/or ties to infoUSA or its top management
•	Bringing down to earth your “larger than life” Chairman, as incumbent Director George Haddix described Mr. Vinod Gupta

While we would applaud a genuine death bed conversion to the principals of good corporate governance, we believe that actions speak louder than words.

We Urge You To Vote FOR Proposals 1 And 2 To Elect Dolphin’s
 Independent Nominees And Support The Important
By-Law Amendment.

We encourage you to visit our website www.iusaccountability.com, on which we will continue to post documents and other information that disclose our findings on infoUSA.

Remember, if you hold your shares in the name of a bank or broker, your vote is confidential!

If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.

Thank you for your support.

Very truly yours,

/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

IMPORTANT NOTE:

If you hold your shares in a bank or brokerage firm, you may be able to vote by telephone or Internet.

Please review the enclosed voting form to determine if these voting options are available to you.